Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Members

AMERICAN WEST STEAMBOAT COMPANY LLC AND RELATED ENTITIES, EN BOAT LLC AND QW BOAT COMPANY LLC:

We have audited the accompanying combined balance sheets of American West Steamboat Company LLC and Related Entities, EN Boat LLC and QW Boat Company LLC as of December 31, 2005 and 2004, and the related combined statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2005. These combined financial statements are the responsibility of American West Steamboat Company LLC and Related Entities, EN Boat LLC and QW Boat Company LLC’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of American West Steamboat Company LLC and Related Entities, EN Boat LLC and QW Boat Company LLC as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.

Orange County, California

March 24, 2006

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Combined Balance Sheets

(in thousands)

	December 31,
	2005	2004

Assets:
Current assets:
Cash and cash equivalents	$1,236	$1,753
Restricted cash	2,275	2,161
Deposits	356	1,211
Accounts receivable, net	177	23
Inventories	237	224
Prepaid and other current assets	382	315

Total current assets	4,663	5,687
Property and equipment:
Sternwheelers	78,014	77,324
Vessel replacement parts	460	427
Office equipment	382	349
Leasehold improvements	239	239
Construction in progress	—	268

	79,095	78,607
Accumulated depreciation and amortization	(14,695)	(10,677)

Total property and equipment, net	64,400	67,930
Other assets, net	3,257	3,561

Total assets	$72,320	$77,178

Liabilities:
Current liabilities:
Accounts payable	$1,248	$1,291
Accrued liabilities	1,651	1,819
Amounts payable to member	543	495
Current portion of long-term obligation	11,505	12,155
Customer deposits	2,619	1,969

Total current liabilities	17,566	17,729
Long-term obligations, net of current portion	39,721	41,526
Due to parent company	24,987	23,757

Total liabilities	82,274	83,012

Commitments and Contingencies

Members’ equity:
Accumulated earnings	(9,954)	(5,834)

Total liabilities and members’ equity	$72,320	$77,178

See Notes to Combined Financial Statements.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Combined Statements of Operations

(in thousands)

	December 31,
	2005	2004	2003

Revenue	$37,429	$29,869	$22,981

Cost of revenue:
Compensation and benefits	5,315	5,872	3,922
Purchased passenger services	5,113	4,371	3,611
Purchased materials and services	6,820	8,062	4,863
Repairs and maintenance	2,143	1,658	1,115
Depreciation and amortization	3,911	3,907	2,367
Other expenses	237	424	412

Total cost of revenue	23,539	24,294	16,290

Gross margin	13,890	5,575	6,691

Operating expenses:
Commissions	2,222	1,911	1,476
Selling and marketing	7,956	7,528	4,128
General and administrative	5,606	5,031	3,398

Total operating expenses	15,784	14,470	9,002

Operating loss	(1,894)	(8,895)	(2,311)

Other income:
Interest expense	(3,137)	(3,162)	(1,664)
Interest income	191	63	59
Other income	720	3	—

	(2,226)	(3,096)	(1,605)

Net loss	$(4,120)	$(11,991)	$(3,916)

See Notes to Combined Financial Statements.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Combined Statements of Changes in Members’ Equity

(in thousands)

	Accumulated Earnings	Accumulated Other Comprehensive Loss	Total

Balance at December 31, 2002	$10,073	$(234)	$9,839

Net loss	(3,916)	—	(3,916)
Adjustment to interest expense and change in fair value of cash flow hedges	—	96	96

Comprehensive loss			(3,820)

Balance at December 31, 2003	6,157	(138)	6,019

Net loss	(11,991)	—	(11,991)
Adjustment to interest expense and change in fair value of cash flow hedges	—	138	138

Comprehensive loss			(11,853)

Balance at December 31, 2004	(5,834)	—	(5,834)

Net loss	(4,120)	—	(4,120)

Balance at December 31, 2005	$(9,954)	$—	$(9,954)

See Notes to Combined Financial Statements.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Combined Statements of Cash Flows

(in thousands)

	December 31,
	2005	2004	2003

Cash flows from operating activities:
Net loss	$(4,120)	$(11,991)	$(3,916)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,322	4,351	2,666
Change in assets and liabilities:
Accounts receivable	(154)	156	(102)
Inventories	(13)	52	(151)
Prepaid expenses and other current assets	(67)	323	(299)
Accounts payable and accrued liabilities	(211)	(286)	2,063
Amounts payable to member	48	495	—
Customer deposits	650	788	(482)

Net cash provided by (used in) operating activities	455	(6,112)	(221)

Cash flows from investing activities:
Increase (decrease) in restricted cash and deposits	741	(1,135)	(284)
Purchase of property and equipment	(488)	(613)	(16,754)

Net cash provided by (used in) investing activities	253	(1,748)	(17,038)

Cash flows from financing activities:
Payments on long-term debt	(2,455)	(2,656)	(27,902)
Proceeds received on long-term debt	—	—	43,937
Proceeds received from parent	1,230	7,497	9,934
Deferred financing costs	—	—	(4,033)

Net cash provided by (used in) financing activities	(1,225)	4,841	21,936

Net increase (decrease) in cash and cash equivalents	(517)	(3,019)	4,677
Cash and cash equivalents, beginning of year	1,753	4,772	95

Cash and cash equivalents, end of year	$1,236	$1,753	$4,772

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,958	$2,776	$559

See Notes to Combined Financial Statements.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements

1.	Description of the Company and Summary of Significant Accounting Policies

The Company

American West Steamboat Company LLC ( “AWSC”), an Oregon limited liability company, is a leading provider of luxury sternwheeler cruise tours under the name American West Steamboat Company. The Company is a wholly owned subsidiary of Oregon Rail Holdings LLC (“ORH” or the “Parent”), an Oregon limited liability company.

AWSC markets its cruise tours predominantly to mature adult travelers. Products are positioned as a unique vacation experience aboard historic, replica sternwheelers. The Company promotes tour packages of geographic sites or specific themes that allow passengers to participate in activities, meet guest lecturers, and enjoy entertainment or sightseeing relevant to the geographic area or theme.

AWSC operates a 146-passenger sternwheeler, the Queen of the West (“QW”) and a 224-passenger sternwheeler, the Empress of the North (“EN”), which began operation in August 2003. The EN operates along the coast of Alaska and British Columbia during the summer months and joins the QW during the spring and fall providing seven night cruise vacations on the Columbia, Snake, and Willamette Rivers in the Northwestern United States. The QW is owned by QW Boat Company LLC (“QW Boat”), a wholly owned subsidiary of ORH, and the EN is owned by EN Boat LLC (“EN Boat”), a wholly owned subsidiary of ORH.

AWSC offers additional services and products to its customers including optional tours, bar services, gift shop merchandise, and trip cancellation insurance. AWSC also arranges hotel accommodations and air and land transportation to and from the tour embarkation and/or debarkation point.

AWSC experiences seasonal variations in operating activity. Historically, there is greater interest and higher yields available in the spring through fall months of the year. Accordingly, the equipment typically undergoes annual inspection by regulatory bodies and incurs significant repairs, maintenance and capital improvements beginning in late November through February.

Principles of Combination

The combined financial statements presented herein include the financial statements of American West Steamboat Company LLC, EN Boat LLC and QW Boat Company LLC (collectively referred to as “the Company”). All intercompany balances and transactions have been eliminated in combination. The accompanying financial statements were combined based on AWSC, QW and EN being entities under the common control of ORH. As discussed in Note 8, on January 13, 2006, the combined entities were sold by ORH to Ambassadors Cruise Group, LLC (“ACG”), a wholly owned subsidiary of Ambassadors International, Inc. (“Ambassadors International”).

Reclassifications

Certain reclassifications have been made to the 2005 financial statement presentation where payroll costs pertinent to vessel lay up were reclassified as lay up costs. Total members’ equity and net loss are unchanged due to these classifications. In 2003 and 2004 no reclassification of labor costs was recorded in the accompanying financial statements.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements, Continued

Basis of Presentation

Historically, the financial statements of AWSC, EN Boat and QW Boat have not been prepared on a stand-alone basis as these entities were operated as part of a larger business under the management of ORH. The accompanying combined financial statements have been prepared for inclusion in Ambassadors International’s Form 8-K/A for purposes of complying with the rules and regulations of the Securities and Exchange Commission as required by Rule 3-05 of Regulation S-X. The accompanying combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles using company-specific information where available and allocations and estimates where data is not maintained on a company-specific basis within its books and records (primarily allocation of certain general and administrative expenses). Due to the significant amount of allocations and estimates used to prepare these combined financial statements, they may not reflect the financial position, cash flows or results of operations of the Company in the future or what its operations, cash flows and financial position would have been had the Company been operating as a stand-alone business during the periods presented.

Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand, deposit in banks and highly liquid short-term investments with original maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash consists of funds held in escrow by the Federal Maritime Commission and bonding agencies. As a requirement of maritime law, an amount of customer deposits for unsailed cruise trips, plus a Federal Maritime Commission minimum established base reserve, is required to be held in a trust account until the conclusion of the customers’ trip.

Deposits

Deposits include funds held by credit card companies for a certain period of time before disbursing the cash to the Company.

Credit Risk

Cash and cash equivalents are exposed to concentrations of credit risk. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such balances may be in excess of the federal depository insurance limit or may be on deposit at institutions that are not covered by this insurance. If such institutions were to become insolvent during which time it held the Company’s cash and cash equivalents in excess of the insurance limit, it would be necessary for the Company to obtain credit financing to operate its programs.

Accounts receivable consists predominantly of amounts due for services rendered for customers and refunds due from vendors. Accounts receivable do not bear interest and are recorded at the invoiced amount when collectibility is reasonably assured. The Company does not have any off-balance sheet credit exposure related to its customers. The Company generally does not require collateral.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements, Continued

The Company believes that its primary accounts receivable credit risk exposure is limited because the entire estimated costs are normally collected prior to departure.

Inventories

The Company maintains an inventory of supplies, souvenirs, and food and beverage stock. Inventories are stated at the lower of cost or market, using standard costs, which approximates the first-in, first-out method.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include prepaid office rent, prepaid insurance, and prepaid costs and deposits for tours not yet operated. Prepaid items and other current assets are expensed during the period benefited or when utilized on individual tours.

Property and Equipment

Property and equipment purchased are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Expenditures for major improvements and replacements that materially increase the useful lives of the sternwheelers are capitalized. The cost of maintenance and repairs are charged to expense as incurred. Capital additions of less than $500 are expensed in the period acquired. The cost of property and equipment sold or retired and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in operations in the period of disposal.

The sternwheelers are capitalized and depreciated using the straight-line method over the expected useful life of 20 years. Vessel replacement parts are depreciated upon being placed in service. Office and shop equipment is capitalized and depreciated using the straight-line method over the expected useful life of the equipment, ranging up to 10 years. Leasehold improvements are amortized using the straight-line method over the lesser of the expected useful life of the improvement or the term of the related lease.

The Company reviews its long-lived assets and reserves for their impairment whenever events or changes in circumstances indicate the carrying amount of these assets may not be fully recoverable. At December 31, 2005 and 2004, the Company believes its long-lived assets are recoverable.

Other Assets

Other long-term assets consist principally of net deferred financing costs and are amortized to interest expense using the effective interest method over the term of the related debt. Amortization for the years ended December 31, 2005, 2004 and 2003 was $304,000, $330,000 and $198,000, respectively. Annual amortization in each of the next five years is expected to approximate the amounts recorded in 2005.

Revenue, Deferred Revenue, and Cost of Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the service fee is fixed or determinable, collectibility is reasonably assured and delivery has occurred which generally occurs at the completion of the trip.

Revenue consists of passenger ticket revenue less discounts, cancellation income, travel insurance income and on board revenue comprised of beverage and souvenir sales and optional shore excursions. Passenger revenue and the related cost of revenue are recognized on trips/tours when the trip is completed. The Company generally receives from its customers a partially refundable deposit within one week of booking a tour, with the balance remitted 60 days prior to the departure date. When customers cancel their trip, the nonrefundable portion of their deposit is recognized as revenue on the date of cancellation. Passenger revenue representing the nonrefundable travel insurance portion of their deposits is recognized as revenue on the date of receipt. Passenger fares and on board revenue are deferred and recognized as revenue when the trip is completed.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements, Continued

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, restricted cash, accounts receivable accounts payable, accrued expenses, long-term obligations and derivatives. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these instruments. The fair values of the Company’s long-term obligations are reported in Note 3.

Marketing and Advertising

The Company expenses all marketing and advertising costs when incurred, which consist primarily of product literature including catalogs, brochures and specialized group travel mailers. The Company’s advertising expense was $5.7 million, $5.9 million and $4.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Income and Other Taxes

As the individual companies combined herein are limited liability companies, U.S. federal and state income taxes are not paid at the corporate level but rather are the responsibility of the various members. Therefore, no income taxes have been provided in the accompanying combined financial statements. Company operations and property ownership subject the Company to various business and occupation, sales and use, property, income, or similar excise taxes. Property and other tax expense are recorded in cost of revenue or general and administrative expense depending on the type and basis of the tax involved. See Note 5 regarding additional tax contingencies.

Liquidity

The Company has incurred net losses for each of the past several fiscal years and incurred negative cash flows from operating activities during 2004 and 2003 of $6.1 million and $0.2 million, respectively. In 2005, the Company generated positive cash flows from operating activities of $0.5 million. At December 31, 2005, the Company’s principal source of liquidity was unrestricted cash of $1.2 million. As discussed in Note 8, in January 2006, the Company negotiated payments in full of its term loan secured by the QW for $9.0 million and on January 13, 2006, the Company was purchased by ACG. ACG intends to fund the operations for the next twelve months.

Derivative Instruments and Hedging Activities

The Company has certain variable-rate debt which exposes the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to limit the variability of a portion of its interest payments and entered into interest rate swap agreements to meet this objective. These instruments effectively convert the notional amount of the swap agreement debt obligations, which totaled $4,500,000 through December 2004, from a LIBOR-based variable rate to a fixed interest rate of 6.65%. The swap agreement expired in December 2004. Changes in the fair value of interest rate swaps are reported in accumulated comprehensive loss and are subsequently reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. The Company reclassified approximately $138,000 and $96,000 into interest expense in 2004 and 2003, respectively.

2.	Inventories

Inventories consist of the following at December 31, 2005 and 2004 (in thousands):

	2005	2004
Souvenirs	$171	$172
Food and supplies	66	52

	$237	$224

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements, Continued

3.	Long-Term Obligations

Long-term obligations at December 31, 2005 and 2004 consist of the following (in thousands):

	2005	2004
U.S. Government Guaranteed Ship Financing Bonds, 2003 Series 4.63% fixed rate, Sinking Fund Bonds, semi-annual principal payments of $903 plus accrued interest, due through January 18, 2028	$41,526	$43,331
Bank term loan, secured by a first mortgage on the QW; variable principal and interest payments due monthly, Prime plus 2.5%; 9.75% and 7.5% at December 31, 2005 and 2004, respectively; matures June 30, 2006, then $132 through maturity in November 2009	9,700	10,350

Total long-term obligations	51,226	53,681
Less current portion of long-term obligations and long-term obligations classified as current that would have been otherwise classified as long-term, net of debt discount	(11,505)	(12,155)

	$39,721	$41,526

Emerging Issues Task Force Issue No. 86-30, “Classification of Obligations When a Violation is Waived by the Creditor,” requires the Company to reclassify long-term debt as current when a covenant violation has occurred, or would have occurred absent a loan modification, at the balance sheet date and it is probable a covenant violation will occur within the next twelve month period. As described further in this footnote, the Company was out of compliance with certain covenants as of December 31, 2005 and 2004, consequently, $9,700,000 of the bank term loan that otherwise would have been classified as long-term has been classified as current as of December 31, 2005 and 2004. As discussed in Note 8, in January 2006 the bank term loan was repaid in full upon the acquisition of the Company by ACG.

In July 2003, the Company issued $45,137,000 of U. S. Government Guaranteed Ship Financing Bonds, Series 2003 4.63% fixed rate Sinking Fund Obligations. The bonds are guaranteed by the U.S. Government through Maritime Administration (MARAD) under Title XI, Merchant Marine Act, 1936, as amended and are secured by a First Preferred Ship Mortgage on the EN. Semiannual payments of approximately $903,000 of principal plus accrued interest are required through July 18, 2028. During 2004, a member of the Company provided MARAD a guarantee covering the 2005 principal and interest payments. ORH is required to maintain certain financial ratios measured at the end of each year, among other things, including requirements to maintain a minimum working capital balance and maximum long-term debt to equity ratio. In the event ORH fails to meet these covenants, ORH is restricted from certain transactions and is required to pay a portion of the vessel’s net income (as defined), if any, into a restricted reserve fund which could be used to pay the semiannual bond payments. ORH did not meet certain covenants and specified financial ratios as of December 31, 2005 and 2004. No reserve fund payments were required to be made as of December 31, 2005, 2004 or 2003. Terms of the MARAD financing also restrict the amounts and types of distributions that may be made to ORH members.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements, Continued

Annual principal payments due on long-term obligations are summarized as follows for the years ending December 31, (in thousands):

	Fixed-rate	Variable-rate
	debt	debt
2006	$1,805	$9,700
2007	1,805	—
2008	1,805	—
2009	1,805	—
2010	1,805	—
Thereafter	32,501	—

	$41,526	$9,700

Fair value	$41,526	$9,700

The fair value of the Company’s long-term debt is primarily based on quoted market prices for the same or similar debt, or on the current rates that would be offered to the Company for debt of the same remaining maturities.

4.	Commitments

Rental Agreements

The Company is obligated under various operating lease agreements for certain office equipment and office facilities with remaining terms ranging from one to four years. Future minimum lease payments under these operating leases are as follows for the years ending December 31, (in thousands):

2006	$237
2007	177
2008	17
2009	11
2010	1
Thereafter	—

$443

Rent and lease expense for the years ended December 31, 2005, 2004 and 2003 was approximately $345,000, $382,000 and $342,000, respectively.

Guarantees

ORH issued guarantees for the borrowings of the Company, which aggregate approximately $51,226,000 as of December 31, 2005. These include the U.S Government Ship Financing Bonds and the bank term loan. The guarantees were made to ensure the payment of the borrowings, with maturities beginning in 2005 and ending in 2028. The maximum amount of undiscounted payments the Company would have to make in the event of default is approximately $51,226,000 at December 31, 2005. There are no outstanding Company guarantees not reflected in these combined financial statements.

5.	Contingencies

On October 23, 2003, a collision occurred between the EN and Ice Harbor Lock and Dam, a facility owned and operated by the U.S. Army Corps of Engineers, causing damage to the vessel and resulting in the cancellation of a cruise. An investigation into the cause of the incident indicated the possibility that the Company had viable legal claims against the U.S. Army Corps of Engineers. The Company filed an Admiralty claim with the U.S. Army Corps of Engineers on December 13, 2004, totaling approximately $983,000. Under terms of a pro rata sharing agreement with insurance underwriters, the Company was obligated to share an amount not to exceed

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements, Continued

25.6% of any net settlement claim, up to a maximum of approximately $247,000. In October 2005, the Company received approximately $664,000, net of amounts paid to insurance underwriters of approximately $205,000 which equaled 23.6% of the total, in resolution of this matter in its entirety which is included in other income in the accompanying financial statements.

The Company has received notices from governmental taxing authorities asserting deficiencies in reporting or payment of business and occupation, sales and use, property, income, or similar excise taxes. The Company believes that additional governmental taxing authorities may make similar assertions. Any ultimate tax assessment may also include certain penalties and interest expense. There were no tax deficiencies asserted through December 31, 2005. The Company has estimated that approximately $412,000 and $394,000 of various tax assessments are probable of eventually being paid and are included in accrued liabilities at December 31, 2005 and 2004, respectively. The Company is analyzing these matters with tax counsel and believes it has meritorious defenses to certain of the deficiencies asserted by the governmental taxing authorities; however, the ultimate outcome of these matters is not presently determinable.

On December 29, 2005 the Company received a decision from the Oregon Tax Court, resulting from an appeal of a previous assessment, valuing both the QW and EN vessels for property tax purposes. As a result, a receivable of approximately $152,000 was recorded for the 2004 tax year and a payable of approximately $175,000 was recorded for the 2005 tax year.

From time to time, the Company is subject to claims for liabilities generally incidental to its business. Included in cost of revenue in the combined statements of operations are premiums for general liability insurance. In the opinion of management, the Company’s gross liability, if any, and without any consideration given to the availability of insurance or other indemnification, under any pending litigation or administrative proceedings would not materially affect its financial position, results of operations, or cash flows.

6.	Risks and Uncertainties

The vacation industry is highly fragmented and characterized by a significant degree of competition among a large number of participants, including land based destination resorts, sightseeing tours, cruise lines, and a wide range of other vacation options. The Company’s tours compete against these vacation options. Since leisure spending is discretionary, adverse economic conditions which affect spending habits of the Company’s customer base may negatively impact ridership and Company performance.

The Company’s operations are subject to varying degrees of regulation under governmental law and authority including rules of the United States Coast Guard, Safety of Life at Sea (“SOLAS”), Federal Food, Drug, and Cosmetic Act, Public Health Service Act and by other agencies such as the U.S. Customs and Border Patrol, with regard to customs and immigration. The EN is also subject to a program of periodic inspection by ship classification societies who conduct annual, intermediate, dry-docking and class renewal surveys. Classification societies conduct these surveys not only to ensure that ships are in compliance with international and domestic rules and regulations, but also to verify that ships have been maintained in accordance with the rules of the society and that recommended repairs have been satisfactorily completed. The Company incurs expenses to keep its equipment in compliance with laws and regulations and believes it is in substantial compliance with such laws and regulations. The Company does not anticipate making any material expenditures or changes in operations related to compliance with regulatory or environmental matters; however, coverage and compliance costs associated with such laws or regulation may result in future additional costs or impact the Company’s operations.

The Company is subject to various regulations relating to protection of the environment. On January 24, 2006, the Company received three Notices’ of Violation from the State of Alaska Department of Environmental Conservation. Management believes that they have responded to the respective agencies in a timely manner with adequate resolution to these violations and does not anticipate any liability associated with such violations.

American West Steamboat Company LLC and Related Entities,

EN Boat LLC and QW Boat Company LLC

Notes to Combined Financial Statements, Continued

7.	Related Party Transactions and Liabilities

The Company purchased various administrative, accounting and other services from a certain member during 2004 and 2005. Total purchases and amounts payable to the member at December 31, 2005 and 2004 were approximately $543,000 and $495,000, respectively. In addition to the purchased services above, the Company was allocated various general and administrative expenses incurred by the Parent in 2005 and 2004 of approximately $1,514,000 and $1,163,000, respectively. The allocated general and administrative expenses are included in the amount due to Parent in the accompanying financial statements as of December 31, 2005 and 2004.

8.	Subsequent Event

On January 13, 2006, the Company was acquired by ACG. Under the terms of the agreement, ACG acquired the membership interests of the Company for one dollar, contributed to the repayment of the term loan secured by the QW of approximately $4.3 million and assumed approximately $41.5 million in fixed-rate, 4.63%, debt payable through 2028 and guaranteed by the U.S. Maritime Administration. In addition, the transaction consideration consisted of 250,000 shares of Ambassadors International restricted common stock, which is subject to forfeiture if certain future financial targets are not met during the four years following the close of the transaction. A related party of the Company contributed approximately $4.7 million to the repayment of the term loan secured by the QW and forgave the outstanding balances payable to member and due to parent company as of the date of closing.

On March 24, 2006, the Empress of the North ran aground in Washougal, Washington. No passengers or crew were injured during the grounding. The vessel is currently in dry dock for damage inspection. At this time the full extent of damage is not known; however, based on a preliminary assessment, the Company’s management believes only one subsequently scheduled cruise will be affected and the vessel will resume its full season schedule on April 2, 2006.